UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934


                             WARNER CHILCOTT LIMITED
                             -----------------------
                                (Name of Issuer)


                    COMMON STOCK, PAR VALUE $0.001 PER SHARE
                    ----------------------------------------
                         (Title of Class of Securities)


                                    G9435N108
                                    ---------
                                 (CUSIP Number)


                                December 31, 2006
                                -----------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

        [_] Rule 13d-1(b)

        [_] Rule 13d-1(c)

        [X] Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).







SEC 1745 (6-00)

   CUSIP NO. G9435N108                13G                      PAGE 2 OF 21

   -----------------------------------------------------------------------
    1   NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Thomas H. Lee (Alternative) Fund V, L.P.
   -----------------------------------------------------------------------
    2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a) [X]
                                                                (b) [_]
   -----------------------------------------------------------------------
    3   SEC USE ONLY



   -----------------------------------------------------------------------
    4   CITIZENSHIP OR PLACE OF ORGANIZATION

        Massachusetts
   -----------------------------------------------------------------------
                                5  SOLE VOTING POWER

      NUMBER OF                         -0-
       SHARES           --------------------------------------------------
    BENEFICIALLY                6 SHARED VOTING POWER
      OWNED BY
        EACH                            29,291,109
      REPORTING         --------------------------------------------------
       PERSON                   7 SOLE DISPOSITIVE POWER
        WITH
                                        -0-
                        --------------------------------------------------
                                8 SHARED DISPOSITIVE POWER

                                        29,291,109
   -----------------------------------------------------------------------
    9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        29,291,109
   -----------------------------------------------------------------------
    10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
        SHARES*                                                 [_]

   -----------------------------------------------------------------------
    11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        11.7%
   -----------------------------------------------------------------------
    12  TYPE OF REPORTING PERSON*

        PN
   -----------------------------------------------------------------------
               *SEE INSTRUCTIONS BEFORE FILLING OUT!

   CUSIP NO. G9435N108                13G                      PAGE 3 OF 21

   -----------------------------------------------------------------------
    1   NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Thomas H. Lee (Alternative) Parallel Fund V, L.P.
   -----------------------------------------------------------------------
    2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a) [X]
                                                                (b) [_]
   -----------------------------------------------------------------------
    3   SEC USE ONLY



   -----------------------------------------------------------------------
    4   CITIZENSHIP OR PLACE OF ORGANIZATION

        Cayman Islands
   -----------------------------------------------------------------------
                                5  SOLE VOTING POWER

      NUMBER OF                         -0-
       SHARES           --------------------------------------------------
    BENEFICIALLY                6 SHARED VOTING POWER
      OWNED BY
        EACH                            7,599,868
      REPORTING         --------------------------------------------------
       PERSON                   7 SOLE DISPOSITIVE POWER
        WITH
                                        -0-
                        --------------------------------------------------
                                8 SHARED DISPOSITIVE POWER

                                        7,599,868
   -----------------------------------------------------------------------
    9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        7,599,868
   -----------------------------------------------------------------------
    10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
        SHARES*                                                 [_]

   -----------------------------------------------------------------------
    11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        3.0%
   -----------------------------------------------------------------------
    12  TYPE OF REPORTING PERSON*

        PN
   -----------------------------------------------------------------------
               *SEE INSTRUCTIONS BEFORE FILLING OUT!

   CUSIP NO. G9435N108                13G                      PAGE 4 OF 21

   -----------------------------------------------------------------------
    1   NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Thomas H. Lee (Alternative) Cayman Fund V, L.P.
   -----------------------------------------------------------------------
    2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a) [X]
                                                                (b) [_]
   -----------------------------------------------------------------------
    3   SEC USE ONLY



   -----------------------------------------------------------------------
    4   CITIZENSHIP OR PLACE OF ORGANIZATION

        Cayman Islands
   -----------------------------------------------------------------------
                            5  SOLE VOTING POWER

      NUMBER OF                 -0-
       SHARES           --------------------------------------------------
    BENEFICIALLY            6 SHARED VOTING POWER
      OWNED BY
        EACH                    403,589
      REPORTING         --------------------------------------------------
       PERSON               7 SOLE DISPOSITIVE POWER
        WITH
                                -0-
                        --------------------------------------------------
                                8 SHARED DISPOSITIVE POWER

                                403,589
   -----------------------------------------------------------------------
    9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        403,589
   -----------------------------------------------------------------------
    10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
        SHARES*                                                 [_]

   -----------------------------------------------------------------------
    11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        Less than 1.0%
   -----------------------------------------------------------------------
    12  TYPE OF REPORTING PERSON*

        PN
   -----------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

   CUSIP NO. G9435N108                13G                      PAGE 5 OF 21

   -----------------------------------------------------------------------
    1   NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Thomas H. Lee Investors Limited Partnership
   -----------------------------------------------------------------------
    2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a) [X]
                                                                (b) [_]
   -----------------------------------------------------------------------
    3   SEC USE ONLY



   -----------------------------------------------------------------------
    4   CITIZENSHIP OR PLACE OF ORGANIZATION

        Massachusetts
   -----------------------------------------------------------------------
                                5  SOLE VOTING POWER

      NUMBER OF                         -0-
       SHARES           --------------------------------------------------
    BENEFICIALLY                6 SHARED VOTING POWER
      OWNED BY
        EACH                            149,096
      REPORTING         --------------------------------------------------
       PERSON                   7 SOLE DISPOSITIVE POWER
        WITH
                                        -0-
                        --------------------------------------------------
                                8 SHARED DISPOSITIVE POWER

                                        149,096
   -----------------------------------------------------------------------
    9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        149,096
   -----------------------------------------------------------------------
    10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
        SHARES*                                                 [_]

   -----------------------------------------------------------------------
    11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        Less than 1.0%
   -----------------------------------------------------------------------
    12  TYPE OF REPORTING PERSON*

        PN
   -----------------------------------------------------------------------
               *SEE INSTRUCTIONS BEFORE FILLING OUT!

   CUSIP NO. G9435N108                13G                      PAGE 6 OF 21

   -----------------------------------------------------------------------
    1   NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        THL Advisors (Alternative) V, L.P.
   -----------------------------------------------------------------------
    2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a) [X]
                                                                (b) [_]
   -----------------------------------------------------------------------
    3   SEC USE ONLY



   -----------------------------------------------------------------------
    4   CITIZENSHIP OR PLACE OF ORGANIZATION

        Cayman Islands
   -----------------------------------------------------------------------
                                5  SOLE VOTING POWER

      NUMBER OF                         -0-
       SHARES           --------------------------------------------------
    BENEFICIALLY                6 SHARED VOTING POWER
      OWNED BY
        EACH                            37,896,314
      REPORTING         --------------------------------------------------
       PERSON                   7 SOLE DISPOSITIVE POWER
        WITH
                                        -0-
                        --------------------------------------------------
                                8 SHARED DISPOSITIVE POWER

                                        37,896,314
   -----------------------------------------------------------------------
    9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        37,896,314
   -----------------------------------------------------------------------
    10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
        SHARES*                                                 [_]

   -----------------------------------------------------------------------
    11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        15.1%
   -----------------------------------------------------------------------
    12  TYPE OF REPORTING PERSON*

        PN
   -----------------------------------------------------------------------
               *SEE INSTRUCTIONS BEFORE FILLING OUT!

   CUSIP NO. G9435N108                13G                      PAGE 7 OF 21

   -----------------------------------------------------------------------
    1   NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Putnam Investment Holdings, LLC
   -----------------------------------------------------------------------
    2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a) [X]
                                                                (b) [_]
   -----------------------------------------------------------------------
    3   SEC USE ONLY



   -----------------------------------------------------------------------
    4   CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
   -----------------------------------------------------------------------
                                5  SOLE VOTING POWER

      NUMBER OF                         -0-
       SHARES           --------------------------------------------------
    BENEFICIALLY                6 SHARED VOTING POWER
      OWNED BY
        EACH                            601,748
      REPORTING         --------------------------------------------------
       PERSON                   7 SOLE DISPOSITIVE POWER
        WITH
                                        -0-
                        --------------------------------------------------
                                8 SHARED DISPOSITIVE POWER

                                        601,748
   -----------------------------------------------------------------------
    9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        601,748
   -----------------------------------------------------------------------
    10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
        SHARES*                                                 [_]

   -----------------------------------------------------------------------
    11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        Less than 1.0%
   -----------------------------------------------------------------------
    12  TYPE OF REPORTING PERSON*

        OO
   -----------------------------------------------------------------------
               *SEE INSTRUCTIONS BEFORE FILLING OUT!

   CUSIP NO. G9435N108                13G                      PAGE 8 OF 21

   -----------------------------------------------------------------------
    1   NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Putnam Investments Employees' Securities Company I LLC
   -----------------------------------------------------------------------
    2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a) [X]
                                                                (b) [_]
   -----------------------------------------------------------------------
    3   SEC USE ONLY



   -----------------------------------------------------------------------
    4   CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
   -----------------------------------------------------------------------
                                5  SOLE VOTING POWER

      NUMBER OF                         -0-
       SHARES           --------------------------------------------------
    BENEFICIALLY                6 SHARED VOTING POWER
      OWNED BY
        EACH                            196,883
      REPORTING         --------------------------------------------------
       PERSON                   7 SOLE DISPOSITIVE POWER
        WITH
                                        -0-
                        --------------------------------------------------
                                8 SHARED DISPOSITIVE POWER

                                        196,883
   -----------------------------------------------------------------------
    9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        196,883
   -----------------------------------------------------------------------
    10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
        SHARES*                                                 [_]

   -----------------------------------------------------------------------
    11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        Less than 1.0%
   -----------------------------------------------------------------------
    12  TYPE OF REPORTING PERSON*

        OO
   -----------------------------------------------------------------------
               *SEE INSTRUCTIONS BEFORE FILLING OUT!

   CUSIP NO. G9435N108                13G                      PAGE 9 OF 21

   -----------------------------------------------------------------------
    1   NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Putnam Investments Employees' Securities Company II LLC
   -----------------------------------------------------------------------
    2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a) [X]
                                                                (b) [_]
   -----------------------------------------------------------------------
    3   SEC USE ONLY



   -----------------------------------------------------------------------
    4   CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
   -----------------------------------------------------------------------
                                5  SOLE VOTING POWER

      NUMBER OF                         -0-
       SHARES           --------------------------------------------------
    BENEFICIALLY                6 SHARED VOTING POWER
      OWNED BY
        EACH                            175,788
      REPORTING         --------------------------------------------------
       PERSON                   7 SOLE DISPOSITIVE POWER
        WITH
                                        -0-
                        --------------------------------------------------
                                8 SHARED DISPOSITIVE POWER

                                        175,788
   -----------------------------------------------------------------------
    9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        175,788
   -----------------------------------------------------------------------
    10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
        SHARES*                                                 [_]

   -----------------------------------------------------------------------
    11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        Less than 1.0%
   -----------------------------------------------------------------------
    12  TYPE OF REPORTING PERSON*

        OO
   -----------------------------------------------------------------------
               *SEE INSTRUCTIONS BEFORE FILLING OUT!

ITEM 1(a).  NAME OF ISSUER:

            Warner Chilcott Limited

ITEM 1(b).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

            100 Enterprise Drive
            Rockaway, NJ  07866

ITEM 2(a).  NAME OF PERSON FILING:

            Thomas H. Lee (Alternative) Fund V, L.P.
            Thomas H. Lee (Alternative) Parallel Fund V, L.P.
            Thomas H. Lee (Alternative) Cayman Fund V, L.P.
            Thomas H. Lee Investors Limited Partnership
            THL Advisors  (Alternative) V, LLC
            Putnam Investment Holdings, LLC
            Putnam Investments Employees' Securities Company I LLC Putnam Investments Employees' Securities Company II LLC

ITEM 2(b).  ADDRESS OF PRINCIPAL  BUSINESS  OFFICE OR, IF NONE, RESIDENCE:

            For the THL Funds:
            c/o Thomas H. Lee Partners, L.P.
            100 Federal Street, 35th Floor
            Boston, MA 02110

            For the Putnam Entities:
            c/o Putnam Investments, LLC
            One Post Office Square
            Boston, MA 02109

ITEM 2(c).  CITIZENSHIP:

            Thomas H. Lee (Alternative) Fund V, L.P. - Cayman Islands
            Thomas H. Lee (Alternative) Parallel Fund V, L.P. - Cayman Islands Thomas H. Lee (Alternative) Cayman Fund V, L.P. - Cayman Islands Thomas H. Lee Investors Limited Partnership - Massachusetts
            THL Advisors (Alternative) V, LLC - Cayman Islands
            Putnam Investment Holdings, LLC - Delaware
            Putnam Investments Employees' Securities Company I LLC - Delaware Putnam Investments Employees' Securities Company II LLC - Delaware

ITEM 2(d).  TITLE OF CLASS OF SECURITIES:

            Common Stock, par value $0.001 per share

ITEM 2(e).  CUSIP NUMBER:

            G9435N108

ITEM 3.     IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B), OR 13D-2(B) OR
            (c), CHECK WHETHER THE PERSON FILING IS A:

            Not Applicable

      (a)  [_]  Broker or dealer registered under Section 15 of the Exchange
                Act;

      (b)  [_]  Bank as defined in Section 3(a)(6) of the Exchange Act;

      (c) [_] Insurance company as defined in Section 3(a)(19) of the Exchange Act;

      (d) [_] Investment company registered under Section 8 of the Investment Company Act;

      (e)  [_]  An investment adviser in accordance with Rule
                13d-1(b)(1)(ii)(E);

      (f) [_] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

      (g) [_] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

      (h) [_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

      (i) [_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

      (j)  [_]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

ITEM 4.     OWNERSHIP

      (a)   Amount Beneficially Owned:

            Thomas H. Lee (Alternative) Fund V, L.P., a Cayman Islands exempted limited partnership, is the record holder of 29,291,109 shares of the identified class of securities. Thomas H. Lee (Alternative) Parallel Fund V, L.P., a Cayman Islands exempted limited partnership, is the record holder of 7,599,863 shares of the identified class of securities. Thomas H. Lee (Alternative) Cayman Fund V, L.P., a Cayman Islands exempted limited partnership, is the record holder of

403,589 shares of the identified class of securities (collectively, the "THL Funds").

            As the sole general partner of each of the THL Funds, and pursuant to the terms of the Amended and Restated Limited Partnership Agreement of the THL Funds, which require the Putnam entities to dispose of their shares of the identified class of securities pro rata with the THL Funds, THL Advisors (Alternative) V, L.P., a Cayman Islands exempted limited partnership, may be deemed to be the beneficial owner of 37,896,314 shares of the identified class of securities, which represents approximately 15.1% of the shares of the identified class of securities.

            Thomas H. Lee Investors Limited Partnership, a Massachusetts limited partnership, is the record holder of 149,096 shares of the identified class of securities.

            Putnam Investments Employees' Securities Company I LLC, a Delaware limited liability company, ("Putnam I") is the record holder of 196,883 shares of the identified class of securities. Putnam Investments Employees' Securities Company II LLC, a Delaware limited liability company, ("Putnam II") is the record holder of 175,788 shares of the identified class of securities.

            As the managing member of each of Putnam I and Putnam II, and the record holder of 229,077 shares of the identified class of securities, Putnam Investment Holdings, LLC, a Delaware limited liability company, ("Holdings" and together with Putnam I and Putnam II, the "Putnam Entities") may be deemed to be the beneficial owner of 601,748 shares of the identified class of securities.


      (b)   Percent of Class:

            See Item 11 of each cover page.

      (c)   Number of Shares as to which Such Person has:

            (i) Sole power to vote or to direct the vote: See Item 5 of each cover page

            (ii) Shared power to vote or to direct the vote: See Item 6 of each cover page

            (iii) Sole power to dispose or to direct the disposition of: See
                  Item 7 of each cover page

            (iv)  Shared power to dispose or to direct the disposition of: See
                  Item 8 of each cover page


ITEM 5.     OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

            If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

ITEM 6.     OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

            Not Applicable. See Item 4(a) above.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

            Not Applicable.

ITEM 8.     IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

            See Item 2 above.

ITEM 9.     NOTICE OF DISSOLUTION OF GROUP

            Not Applicable.

ITEM 10.    CERTIFICATION

            Not Applicable. This statement on Schedule 13G is not filed pursuant to Rule 13d-1(b) or Rule 13d-1(c).

                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 15, 2007.                THOMAS H. LEE (ALTERNATIVE) FUND V,
                                          L.P.

                                          By:  THL Advisors (Alternative) V,
                                               L.P., its General Partner


                                          By:  Thomas H. Lee Advisors
                                               (Alternative) V Limited, LDC,
                                               its General Partner


                                          By:  /s/ Charles P. Holden
                                            ------------------------------------
                                            Name:  Charles P. Holden
                                            Title: Assistant Treasurer




The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See ss.240.13d-7(b) for other parties for whom copies are to be sent.

      ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001)

                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 15, 2007.                THOMAS H. LEE (ALTERNATIVE) PARALLEL
                                          FUND V, L.P.

                                          By:  THL Advisors (Alternative) V,
                                               L.P., its General Partner


                                          By:  Thomas H. Lee Advisors
                                               (Alternative) V Limited, LDC,
                                               its General Partner


                                          By:  /s/ Charles P. Holden
                                            ------------------------------------
                                            Name:  Charles P. Holden
                                            Title: Assistant Treasurer




The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See ss.240.13d-7(b) for other parties for whom copies are to be sent.

      ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001)

                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 15, 2007.
                                          THOMAS H. LEE (ALTERNATIVE) CAYMAN
                                          FUND V, L.P.

                                          By:  THL Advisors (Alternative) V,
                                               L.P., its General Partner


                                          By:  Thomas H. Lee Advisors
                                               (Alternative) V Limited, LDC,
                                               its General Partner


                                          By:  /s/ Charles P. Holden
                                            ------------------------------------
                                            Name:  Charles P. Holden
                                            Title: Assistant Treasurer




The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See ss.240.13d-7(b) for other parties for whom copies are to be sent.

      ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001)

                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 15, 2007.
                                          THOMAS H. LEE INVESTORS LIMITED
                                          PARTNERSHIP

                                          By:  THL Investment Management Corp.
                                               its General Partner


                                          By:  /s/ Charles P. Holden
                                            ------------------------------------
                                            Name:  Charles P. Holden
                                            Title: Assistant Treasurer




The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See ss.240.13d-7(b) for other parties for whom copies are to be sent.

      ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001)

                                   SIGNATURE


      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 15, 2007.
                                          THL ADVISORS (ALTERNATIVE) V, L.P.


                                          By:  /s/ Charles P. Holden
                                            ------------------------------------
                                            Name:  Charles P. Holden
                                            Title: Assistant Treasurer




The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.


Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See ss.240.13d-7(b) for other parties for whom copies are to be sent.


      ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001)

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 15, 2007.
                                          PUTNAM INVESTMENT HOLDINGS, LLC

                                          By:  Putnam Investments, LLC,
                                               its Managing Member


                                          By:  /s/ Robert T. Burns
                                            ------------------------------------
                                            Name:  Robert T. Burns
                                            Title: Managing Director




The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See ss.240.13d-7(b) for other parties for whom copies are to be sent.

      ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001)

                                   SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 15, 2007.
                                          PUTNAM INVESTMENTS EMPLOYEES'
                                          SECURITIES COMPANY I LLC,

                                          By:  Putnam Investment Holdings, LLC,
                                               its Managing Member

                                          By:  Putnam Investments, LLC,
                                               its Managing Member


                                          By:  /s/ Robert T. Burns
                                            ------------------------------------
                                            Name:  Robert T. Burns
                                            Title: Managing Director




The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See ss.240.13d-7(b) for other parties for whom copies are to be sent.

      ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001)

                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 15, 2007.
                                          PUTNAM INVESTMENTS EMPLOYEES'
                                          SECURITIES COMPANY II LLC,

                                          By:  Putnam Investment Holdings, LLC,
                                               its Managing Member

                                          By:  Putnam Investments, LLC,
                                               its Managing Member


                                          By:  /s/ Robert T. Burns
                                            ------------------------------------
                                            Name:  Robert T. Burns
                                            Title: Managing Director




The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See ss.240.13d-7(b) for other parties for whom copies are to be sent.

      ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001)